Exhibit 10.3

VISHAY CAPACITORS BELGIUM NV

February 23, 2021

Mr. Johan Vandoorn

Re: Fourth Amendment to the Terms and Conditions

Dear Johan:

Reference is made to the Terms & Conditions Regarding the Appointment of Mr. Vandoorn as Chief Technology Officer, dated January 16, 2012, as amended on March 4, 2014, March 3, 2015 and February 15, 2018 (the “Terms & Conditions”). Effective on the date hereof, the Terms & Conditions are hereby amended as described below.

Clause 7.7(a) of the Terms & Conditions is replaced in its entirety with the following:

Beginning with the 2021 calendar year, on or about each January 1st occurring during the term of the Appointment, Vishay will grant Mr. Vandoorn an annual equity award under the Vishay Intertechnology 2007 Stock Incentive Program (or any successor plan or arrangement thereof) having a grant date fair value approximately equal to 50% of the then effective Fixed Fee. Up to 75% of such annual equity award (determined as a percentage of grant date fair value) may be subject to performance-based vesting conditions (hereinafter referred to as “PBRSUs”). The portion of the annual equity awards that is not subject to performance-based vesting conditions is referred to hereinafter as “RSUs.”  Subject to Clauses 7.7(b) and (e), the RSUs and PBRSUs shall vest (subject to Mr. Vandoorn’s continued service) on January 1 of the third year following their grant, provided that, in the case of the PBRSUs, only to the extent the performance criteria applicable to PBRSUs are realized.

This letter agreement shall constitute an amendment to the Terms and Conditions, and except as otherwise set forth herein, all other provisions of the Terms and Conditions remain unchanged.

This letter agreement may be executed in multiple counterparts, each of which shall be deemed an original agreement and both of which shall constitute one and the same agreement. The counterparts of this letter agreement may be executed and delivered by facsimile or other electronic signature (including portable document format) by either of the parties and the receiving party may rely on the receipt of such document so executed and delivered electronically or by facsimile as if the original had been received.

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To confirm your agreement with the foregoing, please countersign this letter agreement in the space below provided.

By:	VISHAY CAPACITORS BELGIUM NV /s/ Hans Labeeuw
Name: Hans Labeeuw Title: Managing Director

Accepted and agreed:
/s/ Johan Vandoorn
JOHAN VANDOORN DATE: April 1, 2021